Cadence Resources Announces 88 BCFE in Proved Reserves

TRAVERSE CITY, Mich., Feb. 15, 2006 -- Cadence Resources Corporation (OTCBB:
CDNR) announced today that its proven reserves are 88 Bcfe (billion cubic feet equivalents). This represents a 252% increase over December 31, 2004 reserves of
34.89 Bcfe. Schlumberger Data & Consulting Services (Pittsburg PA) estimated the net reserves for Cadence's Antrim Shale projects at 86.19 Bcfe including the January 2006 acquisition of O.I.L.'s Hudson Township Antrim shale production. Additionally, Netherland, Sewell & Associates, Inc. estimated the net reserves as of December 31, 2005 for other non-Antrim Michigan properties to be .644 Bcfe, and Ralph E. Davis & Associates estimated the net reserves as of December 31, 2005 for the miscellaneous Cadence projects in Texas, Louisiana and Kansas to be .935 Bcfe for natural gas and 70mbbls for oil (.42 Bcfe).
William Deneau, President and Chief Executive Officer, commented, "The announcement of the 88 Bcfe proven reserves is a significant marker indicating that the Company is on target in an effort to reach the stated goal of 100 Bcfe by mid-year. The Company's personnel have worked very hard to grow the Company and will continue to press forward to meet all the stated goals." Cadence Resources Corporation engages in the acquisition, exploration, production, and development of oil and natural gas properties. The Company's current expansion activities are focused on two key non-conventional plays, Michigan Antrim and New Albany Shale in Indiana. Cadence Resources was formed in 1969. It was formerly known as Royal Resources, Inc. and changed its name to Royal Minerals, Inc. in 1983. Further, it changed its name to Consolidated Royal Mines, Inc. in 1994; to Royal Silver Mines, Inc. in 1995; and to Cadence Resources Corporation in 2001. On October 31, 2005, it closed on a reverse merger with Aurora Energy, Ltd.
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www.auroraogc.com.

Statements regarding the volume of reserves now owned to be achieved in the future are estimates relating to future production and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the securities Exchange Act of 1934. Although we believe that our proven reserve estimates are based on reasonable assumptions, we can give no assurance that these estimates will prove to be accurate. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, uncertainties about the estimates of reserves the availability of transportation pipelines, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, operating hazards, weather related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:
         Cadence Resources Corporation
         William W. Deneau, President and CEO
         231-941-0073